================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Safeguard Health Enterprises, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                      SAFEGUARD HEALTH ENTERPRISES, INC.


              505 North Euclid Street, Anaheim, California  92801


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held Friday, May 29, 1998
                               at 4:00 p.m. PDT


     Notice is hereby given that the Annual Meeting of Stockholders of SafeGuard Health Enterprises, Inc., a Delaware Corporation (the "Company") will be held at the executive offices of the Company, located at 505 North Euclid Street, Fourth Floor, Anaheim, California 92801 on Friday, May 29, 1998, at 4:00 o'clock p.m., Pacific Daylight Time, for the following purposes:


     1. To elect three Class II directors to serve for a three-year term expiring in 2001 and until their respective successors are duly qualified and elected; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.


     In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on Wedesday, April 1, 1998, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.


     Representation of at least a majority of all outstanding shares of the Company's Common Stock is required to constitute a quorum. Accordingly, it is important that your stock be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO BE SURE THAT YOUR SHARES ARE VOTED. No proxy will be used if the stockholder is personally present at the Annual Meeting and expresses a desire to vote such shares in person.


                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      RONALD I. BRENDZEL
                                      Secretary


April 24, 1998
Anaheim, California

               PRINTING GROUPSAFEGUARD HEALTH ENTERPRISES, INC.

              505 North Euclid Street, Anaheim, California  92801

                                PROXY STATEMENT

                      ANNUAL MEETING: FRIDAY, MAY 29, 1998

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SAFEGUARD HEALTH ENTERPRISES, INC., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") which will be held at the executive offices of the Company located at 505 North Euclid Street, Fourth Floor, Anaheim, California 92801 on Friday, May 29, 1998, at 4:00 o'clock p.m., Pacific Daylight Time, and any adjournments or postponements thereof. This Proxy Statement, Notice of Annual Meeting of Stockholders and enclosed proxy card are being mailed to all stockholders of the Company ("Stockholders") on or about April 24, 1998.

                        COSTS OF SOLICITATION OF PROXIES

     The entire cost of soliciting proxies will be borne by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of stock and such persons may be reimbursed for their expenses. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone, facsimile or telegraph. No additional compensation will be paid to these individuals for such services. Except as described above, the Company does not intend to solicit proxies other than by mail. This Proxy is being solicited on behalf of the Board of Directors. The Company may also reimburse nominee holders and their agents for any direct costs that they may incur in obtaining from their stockholders authorizations to execute proxies.

       OUTSTANDING SECURITIES AND VOTING RIGHTS; REVOCABILITY OF PROXIES

     The close of business on Wednesday, April 1, 1998, was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, there were 4,747,498 shares of the Company's common stock, $.01 par value (the "common stock"), issued and outstanding, not including those shares held as treasury stock. All of the shares of the Company's common stock outstanding on the record date, are entitled to vote at the Annual Meeting. Under the General Corporation Law of the State of Delaware, each share is entitled to one (1) vote which means the affirmative vote of a simple majority of the voting shares shall be sufficient to elect directors pursuant to Proposal No. 1. The holders of a majority of the shares of the Company's common stock outstanding on the record date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. No proxy will be used if the stockholder is personally present at the Annual Meeting and expresses a desire to vote such shares in person.

     The purpose of the Annual Meeting and the matters to be acted upon are set forth in the preceding Notice of Annual Meeting of Stockholders. Shares of the Company's common stock represented by proxies in the accompanying form which are properly executed and returned will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR all proposals herein. As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting other than what is set forth herein. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment of the persons acting thereunder. The enclosed proxy confers discretionary authority with respect to any other proposals which properly may be brought before the Meeting.

PROPOSAL NO. 1   -   ELECTION OF DIRECTORS

Board of Directors and Nominees.

     The nominees for the Board of Directors are Ronald I. Brendzel, J.D., Class II, a current Officer and Director, Michael M. Mann, Ph.D., Class II, a current Director, and Bradford M. Boyd, D.D.S., Class II, a current Director. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for Mr. Brendzel and Drs. Mann and Boyd. As of the date of this Proxy Statement, management has no reason to believe that any nominee will be unavailable to serve.

     The following information sets forth biographical information, as of April 1, 1998, for the nominees for director and of other directors who will continue in office after the Annual Meeting:


                                                                                              DIRECTOR      CLASS AND YEAR
           NAME                  AGE                 PRINCIPAL OCCUPATION                      SINCE         TERM EXPIRES
           ----                  ---                 --------------------                      -----         ------------
Steven J. Baileys, D.D.S.         44   Chairman of the Board of Directors and Chief             1974        Class III/ 1999
                                       Executive Officer of the Company
John E. Cox                       46   President and Chief Operating Officer                    1997        Class I/2000
                                       of the Company
Ronald I. Brendzel, J.D.          48   Senior Vice President, General Counsel and               1989        Class II/ 1998
                                       Secretary of the Company
William E. McKenna                78   General Partner, MCK Investment Company                  1983        Class I/ 2000
Michael M. Mann, Ph.D.            58   President, Blue Marble Development Group, Inc.           1987        Class II/ 1998
George H. Stevens                 44   President, Belle Haven Marina, Inc.                      1989        Class III/ 1999
Bradford M. Boyd, D.D.S.          47   Dentist, Bradford M. Boyd, D.D.S.                        1995        Class II/ 1998

     Dr. Baileys is Chairman of the Board of Directors and Chief Executive Officer. He was President from 1981 until March 1997, Chief Executive Officer since May 1995 and Chairman of the Board of Directors since September 1995. He was Chief Operating Officer from 1981 until May 1995. From 1975 until 1981, Dr. Baileys served in a variety of executive and administrative capacities with the Company. Dr. Baileys is also an officer, director and fifty percent (50%) shareholder in the Islas Professional Dental Corporation which operates a dental practice under contract to a subsidiary of the Company. Dr. Baileys is licensed to practice dentistry in the State of California. He is also a member of the Southern California chapter of the Young Presidents' Organization. Dr. Baileys is the brother-in-law of Mr. Brendzel.

     Mr. Cox was appointed President and Chief Operating Officer in March 1997, and was elected as a Director of the Company in March 1997. He was Executive Vice President and Chief Operating Officer from May 1995 to March 1997. From 1985 to 1995, he served in various executive capacities for CIGNA Dental Health, including Vice President, National Sales and Account Services, Western Regional President, Chief Financial Officer and Controller. From 1981 to 1985, Mr. Cox served in various financial capacities for Southeastern Health Services/Prucare-Prudential Insurance Company's group model HMO in Atlanta, Georgia. He is the Company's representative to the National Association of Dental Plans, and served on the Board of the California Association of Dental Health Maintenance Organizations.

     Mr. Brendzel is Senior Vice President, General Counsel, Secretary and a Director of the Company. He was Chief Financial Officer from April 1988 to May 1996, Vice President-Corporate Development from August 1980 to April 1986, and held various executive and administrative positions from July 1978 until August 1980. Mr. Brendzel is a member of the California State Bar and is licensed to practice law in the State of California. He is also a member of the California Knox-Keene Health Care Service Plan Advisory Committee, which assists the California Department of Corporations (the "California Department") in regulating prepaid health care plans, and was the chairman of the Dental Quality of Care Task Force established by the California Department. Mr. Brendzel is also a former member of the Texas Health Maintenance Organization Solvency Surveillance Committee which assists the Texas Department of Insurance in regulating health maintenance organizations.

     Mr. McKenna has been a Director of the Company since September 1983.
Since December 1977, Mr. McKenna has been a general partner of MCK Investment Company, a private investment company. Mr. McKenna was Chairman of the Board of Directors of Technicolor, Inc. from 1970 to 1976 and was formerly Chairman of the Board of Directors and Chief Executive Officer of Hunt Foods & Industries, Inc. and its successor, Norton Simon, Inc. from 1960 to 1967, Mr. McKenna was associated with Litton Industries, Inc. as a Director and in various executive capacities. He is currently a Director of California Amplifier, Inc., Midway Games, Inc., Drexler Technology Company and WMS Industries, Inc.

     Dr. Mann has been a Director of the Company since May 1987. He is also Chairman, President and Chief Executive Officer of Blue Marble Development Group, Inc., and Chairman of Blue Marble Partners, international corporate development and consulting firms. During the period from September 1987 to July 1988, Dr. Mann was a Senior Consultant of Arthur D. Little, Inc. from August 1986 until September 1987, Dr. Mann was a partner of Mann, Kavanaugh, Chernove & Associates, a business development firm. He was President, Chief Executive Officer and a Director of Helionetics, Inc., a defense, energy and signal information processing company, from December 1984 to July 1986, and Executive Vice President from April to December 1984. Dr. Mann is currently a Director of Datum, Inc. and Management Technology, Inc.

     Mr. Stevens has been a Director of the Company since May 1989. Since 1982, he has been President of Belle Haven Marina, Inc., a privately held leisure and recreational organization located in Virginia. He is also President of Kingfish Company, a privately held corporation which is engaged in the business of chartering pleasure yachts in the mid Atlantic region. Mr. Stevens is also the owner of Mariner Sailing School located in Virginia. Mr. Stevens' combined organization is the largest operator of recreational vessels in the Washington D.C. area.

     Dr. Boyd has been a Director of the Company since May 1995. He is licensed to practice dentistry in the state of California and since 1983, has been the sole proprietor of Bradford M. Boyd, D.D.S. located in Lancaster, California. Dr. Boyd also is a private investor. He is a member of the American Dental Association, California Dental Association and San Fernando Valley Dental Society. Dr. Boyd is also an officer of the Dental Foundation of California and is a member of the Board of Directors of High Desert Children's Dental, a charity organization providing free dental services to underprivileged children.

                     THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors conducted six (6) meetings during fiscal year 1997. All of the persons who were Directors of the Company during fiscal year 1997, and who are currently Directors of the Company, attended at least seventy-five percent (75%) of the aggregate of: (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by the committee on which they served during fiscal year 1997.

Compensation of Directors.

     Directors who were not otherwise employed by the Company were paid an annual fee of $15,000 during fiscal year 1997. Each non-employee Board member, pursuant to the Company's Automatic Option Grant program, received an automatic option grant in november 1997 to purchase 4,000 shares of the company's common stock under its stock option plan with an exercise price of $12.563 per share, the market price of the common stock on the grant date. each option has a maximum term of ten (10) years and will become exercisable for all of the option shares upon the optionee's completion of one (1) year of continuous board of directors service measured from the grant date.

Audit Committee.

     The Audit Committee is composed of Messrs. McKenna, Stevens, and Drs. Mann and Boyd, and is chaired by Mr. McKenna. The Audit Committee met three (3) times in fiscal year 1997. The functions performed by the Audit Committee included recommendations to the Board of Directors regarding the selection of independent accountants to serve the Company for the ensuing year, reviewing with the independent accountants and management the general scope and results of the company's annual audit, the fees charged by the independent accountants and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors and for recommending the engagement or discharge of the Company's independent accountants.

Nominating Committee.

     The Nominating Committee consists of Messrs. McKenna, Stevens, and Drs. Mann and Boyd, and is chaired by Dr. Mann. The primary responsibilities of the Nominating Committee are to consider and make recommendations to the full Board of Directors of candidates to serve as Directors of the Company. The Nominating Committee met in March 1998 and recommended Ronald I. Brendzel, J.D., Michael M. Mann, Ph.D., and Bradford M. Boyd, D.D.S. to serve as Directors of the Company. All members of the Nominating Committee attended this meeting. The Nominating Committee will not consider nominees recommended by stockholders.

Compensation and Stock Option Committee.

     The Company's Compensation and Stock Option Committee is composed of Messrs. McKenna and Stevens, and Drs. Mann and Boyd, and is chaired by Mr. McKenna. All members of this Committee are non-employee directors. The Committee is responsible for reviewing the performance of the officers of the Company and, subject to any existing employment agreements, establishing the annual compensation for all officers, including salary and perquisites. The Committee is also primarily responsible for the administration of the Company's Employee Stock Option Plan. The Compensation and Stock Option Committee met two
(2) times during fiscal year 1997.

                              CERTAIN TRANSACTIONS

     In September 1996, the Company sold to Islas Professional Dental Corporation ("Islas"), a dental practice owned by a subsidiary of the Company in the aggregate amount of $1,131,000. Steven J. Baileys, D.D.S., the company's Chairman of the Board of Directors and Chief Executive Officer, owns a fifty percent (50%) interest in Islas, which secured two (2) promissory notes from a subsidiary of the Company in the amount of the purchase price. Said notes are payable in equal monthly installments over a thirty (30) year period and a five
(5) year period, respectively, and bear interest at eight and one half percent (8.5%). The dental practice is also under contract to provide services to a subsidiary of the Company. During fiscal year 1997, the Company paid Islas $381,845 under said contract. The sale of the dental practice was reviewed and approved by the independent members of the Board of Directors on September 27, 1996, which took into consideration information provided to it by the Company's independent accountants and outside counsel concerning the value of the dental practice as an ongoing business owned by the Company contrasted to being owned by an independent dentist, the sale price of dental practices of similar size and scope, and the sale of other dental practices owned by the Company to unrelated parties. The action of the independent members of the Board of Directors in approving the sale of the dental practice was ratified by the full Board of Directors of the Company on September 27, 1996.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the common stock of the Company as of April 1, 1998, by each director, each executive officer named in the Summary Compensation Table below and all current directors and officers as a group. All shares are subject to the named person's sole voting and investment power, except where otherwise indicated.


                                                               Shares Beneficially            Approximate Percent
Name                                                                 Owned (1)                      of Class
----                                                                 ---------                      --------
Steven J. Baileys, D.D.S. (2)                                        1,840,434                          38.8
Ronald I. Brendzel, J.D. (3)                                           153,239                           3.2
John E. Cox (4)                                                         76,666                           1.6
William E. McKenna (5)                                                  32,500                            *
Michael M. Mann, Ph.D. (6)                                              25,000                            *
George H. Stevens (7)                                                   20,350                            *
Herb J. Kaufman, D.D.S. (8)                                              8,435                            *
Bradford M. Boyd, D.D.S. (9)                                             7,080                            *
Kenneth E. Keating (10)                                                  2,500                            *
All current directors and officers as a group (16                    2,172,871                          46.2
 persons)
-------------------------------------------------------

 *   Less than one percent (1%).

(1) Some of the stockholders included in this table reside in states having community property laws under which the spouse of a stockholder in whose name securities are registered may be entitled to share in the management of their community property which may include the right to vote or dispose of such shares, and includes options to purchase 306,666 shares of common stock exercisable as of April 1, 1998, or within sixty (60) days thereafter.

(2) The shares indicated include options to purchase 191,667 shares of common stock, 700,767 shares of common stock representing 14.8% owned by the Baileys Family Trust, and 303,000 shares of common stock representing 6.4% held in various trusts for relatives of Dr. Baileys, for which Dr. Baileys is Trustee and for which Dr. Baileys has sole power to vote the securities, but for which Dr. Baileys disclaims beneficial ownership. The shares indicated do not include 150,000 shares of common stock representing 3.2% held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director and for which Dr. Baileys has shared power to vote the securities, but for which Dr. Baileys disclaims beneficial ownership.

(3)  Includes options to purchase 38,333 shares of common stock.

(4)  Includes options to purchase 66,666 shares of common stock.

(5)  Includes options to purchase 25,000 shares of common stock.

(6)  Represents options to purchase 25,000 shares of common stock.

(7)  Includes options to purchase 20,000 shares of common stock.

(8)  Includes options to purchase 8,333 shares of common stock

(9)  Includes options to purchase 6,000 shares of common stock.

(10) Represents options to purchase 2,500 shares of common stock.

-------------------------------------

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Officers, directors and greater than ten percent (10%) beneficial owners are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any late filings during the most recent fiscal year. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the most recent fiscal year, all of these reports were timely filed with the Securities and Exchange Commission and the National Association of Securities Dealers.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to those persons who, to the Company's knowledge, beneficially owned five percent (5%) or more of the Company's common stock as of April 1, 1998, except with respect to the Baileys Family Trust, T. Rowe Price Associates, Inc., FMR Corp. and Brinson Partners, Inc., which are stated as of December 31, 1997, based on filings made with the Securities and Exchange Commission. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules and regulations of the Securities and Exchange Commission and generally means the power to vote or dispose of securities regardless of any economic interest therein.

                                         Approximate Amount and Nature
Name of Beneficial Owner                  of Beneficial Ownership (1)     Percent of Class
------------------------                  ---------------------------     ----------------
Steven J. Baileys, D.D.S. (2)                                1,840,434                38.8
Baileys Family Trust (3)                                       700,767                14.8
T. Rowe Price Associates, Inc. (4)                             437,000                 9.2
FMR Corp. (5)                                                  431,400                 9.1
Brinson Partners, Inc. (6)                                     414,092                 8.7
All Principal Stockholders                                   3,823,693                80.6

_______________________________________

(1) Except as otherwise stated herein, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and include all shares held of record on April 1, 1998, and shares subject to options outstanding and exercisable within sixty (60) days thereafter.

(2) Steven J. Baileys, D.D.S., an officer and director of the Company, located at 505 North Euclid Street, P. O. Box 3210, Anaheim, California 92803-3210, has sole voting and investment power with respect to the shares indicated. The shares indicated include options to purchase 191,667 shares of common stock, 700,767 shares of common stock representing 6.4% owned by the Baileys Family Trust, and 303,000 shares of common stock representing 6.4% held in various trusts for relatives of Dr. Baileys, for which Dr. Baileys is Trustee and for which Dr. Baileys has sole power to vote the securities, but for which Dr. Baileys disclaims beneficial ownership. The shares indicated do not include 150,000 shares of common stock representing 3.2% held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director, and for which Dr. Baileys has shared power to vote the securities, but for which Dr. Baileys disclaims beneficial ownership.

(3) The Baileys Family Trust of which Steven J. Baileys, D.D.S., is Trustee, located at 25985 Poker Flats Place, Laguna Hills, California 92653, has sole voting and investment power with respect to the shares indicated. The shares indicated do not include 150,000 shares of common stock representing 3.2%, held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director, and for which Dr. Baileys has shared power to vote the securities, but which Dr. Baileys disclaims beneficial ownership. A Schedule 13G dated February 10, 1998, was filed with the Securities and Exchange Commission with respect to such shares.

(4) These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc., which owns 400,000 shares of the Company's common stock, and T. Rowe Price Associates, Inc. which owns 37,000 shares of the Company's common stock, collectively representing 9.2% of the shares outstanding, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. A
     Schedule 13G dated February 11, 1998, was filed with the Securities and Exchange Commission with respect to such shares.

(5) These securities are owned by various individual and institutional investors including Fidelity Low-Priced Stock Fund, which owns 367,000 shares of the 431,400 shares of the Company's common stock indicated, representing 9.1% of the shares outstanding, for which Fidelity Management and Research Company ("Fidelity") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Fidelity is deemed to be a beneficial owner of such securities. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. A Schedule 13G dated February 11, 1998, was filed with the Securities and Exchange Commission with respect to such shares.

(6) Brinson Partners, Inc. ("BPI"), a wholly owned subsidiary of Brinson Holdings, Inc. ("BHI") and Brinson Trust Company ("BTC"), a wholly owned subsidiary of BPI, 209 South La Salle, Chicago, Illinois 60604-1295 have sole voting and dispositive power of the shares indicated. A Schedule 13G dated February 11, 1998, was filed with the Securities and Exchange Commission with respect to such shares.

________________________________________

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company's Chief Executive Officer and the four (4) remaining most highly paid executive officers who received total compensation in excess of $100,000 for the previous years ended December 31, 1997, 1996 and 1995.

                           Summary Compensation Table

                                                                                                  Long Term
                                                Annual                                           Compensation
                                             Compensation                                           Awards
                                       ----------------------------------------------------------------------
 Name and Principal Position      Year        Salary ($)       Bonus ($)     Other ($)(4)          Options
-------------------------------------------------------------------------------------------------------------
Steven J. Baileys, D.D.S.,        1997           400,000           *              1,260                50,000
 Chairman of the Board of         1996           400,000           *              1,260                25,000
 Directors and Chief Executive    1995           335,703           *              1,260                50,000
 Officer

John E. Cox, President and        1997           258,221           *                *                  25,000
 Chief Operating Officer (1)      1996           200,000           *                *                  25,000
                                  1995           136,059           *                *                  50,000

Ronald I. Brendzel, J.D.,         1997           185,000           *                900                 5,000
 Senior Vice President,           1996           185,000           *                900                10,000
 General Counsel and Secretary    1995           152,598           *                900                 5,000


Herb J. Kaufman, D.D.S.,          1997           153,907           *                249                25,000
 Senior Vice President and        1996              *              *                *                     *
 Chief Dental Officer (2)         1995              *              *                *                     *


Kenneth E. Keating, Vice          1997           150,000           *                *                   2,500
 President-Imprimis and           1996           170,823           *                *                   7,500
 Guards Operations (3)            1995            88,220           *                *
---------------------------------------

 *   None.

(1)  Joined the Company on May 25, 1995.

(2)  Joined the Company on January 5, 1997.

(3)  Joined the Company on August 7, 1995.

(4) Represents premiums paid for life insurance policies for the named individuals.
__________________________________


        Employment Agreements and Termination of Employment Arrangements

     The Company has written employment agreements with Steven J. Baileys, D.D.S., John E. Cox, Ronald I. Brendzel, J.D., and Herb J. Kaufman, D.D.S. The employment agreements for Dr. Baileys, Mr. Cox and Mr. Brendzel are for a term through May 31, 2000, and provide for an annual salary of $400,000, $275,000, and $185,000, respectively. The employment agreement for Dr. Kaufman is for a term through January 5, 2002, and provides for an annual salary of $155,000.
The Company may terminate the agreements for cause. The employee may terminate his agreement for any reason. Should there be a change in control of the Company in that more than fifty percent (50%) of the Company's then outstanding common stock is purchased by a then non-existing stockholder, and newly elected Directors constitute a majority of the Company's Board of Directors, the employee, at his option, may terminate his employment. In such event, the Company would be obligated to pay Dr. Baileys, Mr. Cox and Mr. Brendzel an amount equal to three (3) times, and in the case of Dr. Kaufman, one (1) times the employee's then current salary and bonus, paid on or before the fifth (5th) day following such change in control, along with the continuance of all employee benefits for the length of the employment agreement.

                                 STOCK OPTIONS

     The following table contains information concerning the grant of stock options during the fiscal year ended December 31, 1997, to the named executives:

                       Option Grants In Last Fiscal Year

                                                                                                  Potential Realizable
                                                                                                   Value at Assumed
                                                                                                    Annual Rates of
                                                                                                      Stock Price
                                                                                                     Appreciation
                                       Individual Grants                                           for Option Term(2)
-------------------------------------------------------------------------------------------------------------------------
                                                       Percent of
                                 Number of               Total
                                Securities            Options/SARs
                                Underlying             Granted to     Exercise or
                               Options/SARs            Employees      Base Price     Expiration
Name                           Granted(#)(1)         In Fiscal Year    ($/Share)        Date       5%($)      10%($)
-------------------------------------------------------------------------------------------------------------------------
Steven J. Baileys, D.D.S.          50,000                  33.0            12.238       3/20/02   169,057     373,571
John E. Cox                        25,000                  16.9            11.125       3/20/07   174,911     443,260
Herb J. Kaufman, D.D.S.            25,000                  16.9             18.00        1/4/07   124,327     717,184
Ronald I. Brendzel, J.D.            5,000                   3.3            11.125       3/20/07    34,982      88,652
Kenneth E. Keating                  2,500                   1.7            11.125       3/20/07    17,491      44,326
----------------------------------------------

(1) All options were granted under the Company's Stock Option Plan. The options described in this column vest in equal one-third (1/3) amounts over a three (3) year period following the date of grant. Unvested options terminate upon the employee's termination, for any reason.

(2) Potential realizable value is based on an assumption that the market price of the stock of $13.50 as of December 31, 1997, appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Company's common stock.

                         Option Exercises and Holdings

     The following information is with respect to the named executive officers and indicated groups concerning the exercise of options during fiscal year December 31, 1997, and unexercised options held as of December 31, 1997.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year End Option Values

                                                  Shares                          Number of Securities             Value of
                                                 Acquired          Value         Underlying Unexercised    Unexercised In-the-Money
                   Name                       on Exercise (#)   Realized ($)      Options at FY-End(#)    Options at FY-End($)(1)(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Exercisable  Unexercisable  Exercisable  Unexercisable
                                                                              -----------  -------------  -----------  -------------
Steven J. Baileys, D.D.S.                           *                *            186,667         83,333    1,066,425       123,100
John E. Cox                                         *                *             41,667         58,333      108,333       113,542
Ronald I. Brendzel, J.D.                          30,000          296,250          26,667         13,333       63,700        19,375
Herb J. Kaufman, D.D.S.                             *                *                  -         25,000            -             -
Kenneth E. Keating                                  *                *              2,500         10,000            -         5,938
All current executive
  officers as a group (12 persons)                30,000          296,250         275,500        229,500    1,269,708       319,329
All current directors who are not
  executive officers as a group (4 persons)         *                *             76,000         16,000      374,000        14,992
All employees who are not executive
  officers as a group (31 persons)                  666            1,415           11,728         29,289       19,101        52,286
-------------------------------------------

 *   None.

(1) Assumes a price per share of $13.50 as of December 31, 1997. Gains are reported net of the option exercise price but before any taxes associated with exercise. Actual gains, if any, on stock option exercises are dependent on future performance of the common stock, as well as the optionee's continued employment throughout the vesting period.

(2) No stock appreciation rights were outstanding at the end of the 1997 fiscal year or exercised during that year.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy.

     The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee") consists of four (4) independent directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies, determines the compensation of the Company's Chief Executive Officer ("CEO"), and reviews and approves the CEO's recommendations for the compensation of the other senior executive officers of the Company.

     The Committee's philosophy regarding compensation of the Company's senior management is to link rewards to financial and operational performance, to encourage creation of stockholder value and to achieve the Company's strategic goals and objectives. Through its executive compensation policies, the Committee seeks to attract, retain and motivate highly qualified executives who will contribute to the Company's success. Thus, the Committee believes the Company's compensation arrangements must remain competitive with those offered by other companies of similar size and scope of operations, including other publicly-held managed dental care organizations. To achieve these goals, the executive compensation program consists of three (3) primary components which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management. These components are: (i) base salary which reflects individual performance and contribution to the Company, (ii) discretionary annual bonus awards payable in cash and tied to the Company's achievement of financial targets, and (iii) long-term stock based incentive awards designed to strengthen the mutuality of interests between the Executive Officers and the Company's stockholders. Option grants to Executive Officers are made under the Company's Stock Option Plan by the Committee.

Cash Based Compensation.

     Salary. Consistent with the Company's position, the Committee's approach to base compensation is to offer competitive salaries in comparison with market practices. Salary decisions are based on an annual review with the CEO, considering the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents, subject to existing employment agreements. During 1997, the Committee determined that the salary of the CEO and the four (4) other most highly compensated individuals will remain unchanged for 1998, with the exception of John E. Cox, the Company's President and Chief Operating Officer whose compensation was increased in March 1997 to $275,000 annually upon his appointment as President and Chief Operating Officer.

     The cash salary of each of the other Executive Officers is determined by the individual's performance and past and potential contributions to the Company. This particular component of executive compensation is not affected to any significant extent by the Company's performance factors. However, the Committee believes that the Company's use of stock options as the main supplement to base salary results in the compensation of its Executive Officers and other key employees being related to the Company's performance.

     The Committee did not provide for any qualifying compensation to be paid to any Executive Officer for deductibility under Section 162(m) of the Internal Revenue Code for 1997. The Committee has not provided for such qualifying compensation and does not intend to provide for such qualifying compensation to its Executive Officers in the foreseeable future.

     Bonuses. The Committee has in the past and may in the future, authorize the payment of discretionary bonus compensation based upon an assessment of an individual's exceptional contributions to the Company. Bonuses are based upon the overall achievement in increasing the Company's revenue, its level of profitability and increasing the number of members covered by the benefit plans provided by the Company. In 1997, the Committee did not authorize any bonus to be paid to any Executive Officer.

     As a general matter, the Committee endorses the philosophy that executive compensation should reflect company performance. The Company, to date, has not yet adopted any compensation plans which are tied directly to Company performance by formula.

Equity Based Compensation.

     The Executive Officers have, from time to time, received option grants under the Company's Stock Option Plan. The purpose of this plan is to provide such individuals with additional incentives to maximize stockholder value. The Stock Option Plan also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The size of the option grant to each Executive Officer is set at a level which is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company and may also be based in part upon Company performance factors such as earnings per share and revenue growth. However, the extent to which these latter factors are taken into consideration will vary from individual to individual at the Committee's sole discretion. In 1997, the Committee granted stock options to Executive Officers as listed in the previous table.

Chief Executive Officer Compensation.

     The process of determining the compensation for the Company's CEO and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company, subject to an existing employment agreement. The Committee considers both the Company's overall performance and the CEO's individual performance. Bonuses for the CEO are based upon the overall achievements in increasing the Company's revenue, its level of profitability, and increasing the number of members covered by the benefit plans provided by the Company. In 1997, the Company did not pay the CEO a bonus. Dr. Baileys' salary was determined based on an analysis of salaries paid by peer companies and on Dr. Baileys' knowledge, experience and individual performance.

     The forgoing report has been furnished by the Compensation and Stock Option Committee of the Board of Directors of the Company.




                               William E. McKenna, Chairman
                               Michael M. Mann, Ph.D.
                               George H. Stevens
                               Bradford M. Boyd, D.D.S.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The following persons served on the Compensation and Stock Option Committee of the Company's Board of Directors during fiscal year 1997: William E. McKenna, Michael M. Mann, Ph.D., George H Stevens and Bradford M. Boyd, D.D.S. None of these persons is a current or former officer or employee of the Company. There are no "interlocks," as defined by the Securities and Exchange Commission, with respect to any member of the Compensation and Stock Option Committee.

                               PERFORMANCE GRAPH


     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on stock with: (i) the cumulative total return of the NASDAQ market index, and (ii) the cumulative total return of the National Association of Securities Dealers Health Services Industry Index over the five (5) year period from January 1, 1993 through December 31, 1997.

                       [PERFORMANCE GRAPH APPEARS HERE]


                         1992      1993     1994     1995     1996     1997
SFGD                      100     141       94.9    119.2    179.5    138.5
NASDAQ                    100     114.8    112.2    158.7    195.2    239.5
Health Srvc               100     115.4    123.8    157.2    157.3    160.3

     The graph shall not be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              FINANCIAL STATEMENTS

     The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 1997, are included in the Company's 1997 Annual Report, which was mailed concurrently with this Proxy Statement to all stockholders of record as of April 1, 1998. Additional copies of the 1997 Annual Report, and the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission are available without charge upon request. Such requests should be directed to Secretary, SafeGuard Health Enterprises, Inc., 505 North Euclid Street, P.O. Box 3210, Anaheim, California 92803-3210, or by telephone, (714) 778-1005, or by fax, (714) 758-4383.

                            INDEPENDENT ACCOUNTANTS

     The Company's financial statements for the fiscal year ended December 31, 1997, have been audited by the independent accounting firm of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The selection of independent accountants for the current year will be made by the Board of Directors upon the recommendation of the Audit Committee, consistent with its past practice of selecting independent accountants during the latter part of the Company's fiscal year. The Board of Directors believes that it appropriately represents the stockholders' interest in this matter.

     In connection with its annual audit of the Company's financial statements for the fiscal years ended December 31, 1996 and 1997, there have been no disagreements with Deloitte & Touche LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference thereto in their reports on the financial statements for such years. The opinion of Deloitte & Touche LLP for the fiscal years ended December 31, 1996 and 1997, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified in anyway.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 1999 Annual Meeting of Stockholders and to be considered for inclusion in next year's proxy statement must be received at the Company's principal executive offices on or before December 20, 1998.

                                 OTHER MATTERS

     The Company is not aware of any matters that may come before the Annual Meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matters shall properly come before the meeting, the persons named in the accompanying proxy form intend to vote thereon in accordance with their best judgment.


     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.



                                  BY ORDER OF THE BOARD OF DIRECTORS,

                                  RONALD I. BRENDZEL
                                  Secretary


April 24, 1998
Anaheim, California

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                      SAFEGUARD HEALTH ENTERPRISES, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of SafeGuard Health Enterprises, Inc., a Delaware Corporation (the "Company") will be held at the executive offices of the Company, located at 505 North Euclid Street, Fourth Floor, Anaheim, California 92801 on Friday, May 29, 1998, at 4:00 o'clock p.m., Pacific Daylight Time, for the following purposes.

     IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR PROPOSALS 1 AND 2.

                    PLEASE COMPLETE, DATE, SIGN AND RETURN
                           IN THE ENCLOSED ENVELOPE.

                        (To be Signed on Reverse Side)                 ---------
                                                                          SEE
                                                                        REVERSE
                                                                          SIDE
                                                                       ---------

     Please date, sign and mail your proxy card back as soon as possible!


                        Annual Meeting of Stockholders
                      SAFEGUARD HEALTH ENTERPRISES, INC.


           v    Please Detach and Mail in the Envelope Provided    v
--------------------------------------------------------------------------------

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS.

        FOR ALL           WITHHELD AUTHORITY
       NOMINEES            FOR ALL NOMINEES
          [_]                    [_]
1. To elect three Class II directors to serve for a three-year term expiring in 2001 and until their respective successors are duly qualified and elected;

For, except vote withheld from the following nominee(s):


________________________________________________________

NOMINEES:

     Ronald I. Brendzel, J.D.
     Michael M. Mann, Ph.D.
     Bradford M. Boyd, D.D.S.

                                             FOR          AGAINST        ABSTAIN

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

   In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on Wednesday, April 1, 1998, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

   REPRESENTATIONS OF AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK IS REQUIRED TO CONSTITUTE A QUORUM. ACCORDINGLY, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO BE SURE THAT YOUR SHARES ARE VOTED. NO PROXY WILL BE USED IF THE STOCKHOLDER IS PERSONALLY PRESENT AT THE ANNUAL MEETING AND EXPRESSES A DESIRE TO VOTE SUCH SHARES IN PERSON.



SIGNATURE(S)__________________________________________ DATE ____________________
(NOTE): Please sign exactly as name appears hereon. If the stock is issued in the names of two or more persons, each of them should sign the proxy. If the proxy is executed by a corporation, it should be signed in the corporation's name by an authorized officer.